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                                                                   Exhibit 10.69

                                   RELEASE AND
                            NON-COMPETITION AGREEMENT

         In consideration of their mutual promises and agreements, and subject to the terms and conditions set forth below in this agreement, National City Corporation, a Delaware corporation ("National City"), and Jose Armando Ramirez ("Executive") hereby agree as follows:

1. Executive agrees that his last day of active work will be November 1, 2005 (the "Separation Date"). In order to avoid unfavorable consequences of Code Section 409A, Executive will be placed on an unpaid leave of absence from the Separation Date until May 1, 2006. National City agrees to pay Executive bi-monthly salary continuation payments of $18,055, subject to the limitations contained in paragraphs 22 and 31 herein, during the period beginning on May 1, 2006 and ending October 31, 2007 (or such earlier time as set forth in paragraph 22 herein) (the "Salary Continuation Period," the last day of such period being the "Final Service Date"), in the same manner as Executive's base salary was paid prior to the Separation Date.

2. During the Executive's unpaid leave of absence and Salary Continuation Period, National City will provide Executive those benefits and perquisites that are provided to employees generally without regard to officer title, salary grade, level or status, to the extent that those benefits and perquisites were provided to Executive prior to the Separation Date, except that Executive's coverage under the Long Term Disability Option under the National City Corporation Welfare Benefits Plan, the National City Executive Long-Term Disability Plan (the "Disability Plan"), the National City Corporation Short Term Disability Payment Policy, National City's vacation policy and the National City Corporation Severance Benefits Plan shall end on the Separation Date. In the event that the Executive becomes employed by a new employer and is eligible to receive health insurance and/or other welfare benefits ("New Coverage") the welfare benefits coverage provided under this paragraph shall be secondary to such New Coverage.

3. For purposes of all deferred compensation plans, Executive will be deemed to be an active employee through the Salary Continuation Period. Executive's balances in the deferred compensation plans ("Deferred Plans") will be paid to Executive in accordance with the Deferred Plans and Executive's then current election(s).

4. Executive hereby agrees to have his participation and any rights, benefits or claims he has in the National City Corporation Management Incentive Plan for Senior Officers ("Short Term Plan") terminated as the date hereof. National City will pay Executive a single, lump-sum gross amount of $ 385,000.00 in lieu of any payments pursuant to the Short Term Plan. This payment shall be made within 2 pay periods of the date on which this agreement is fully executed (the "Effective Date").

5. For purposes of vesting any awards that have been made pursuant to the National City Corporation Retention Plan for Executive Officers (the "Retention Plan"), Executive will be treated as being an employee through the Salary Continuation Period and that his employment was terminated by reason of action initiated by National City other than for termination for cause, and pursuant to the terms of the Retention Plan any such awards which are not vested as of the Final Service Date shall vest as of such date.


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6.       Executive hereby agrees to have his participation and any rights, benefits or claims he has in the National City Corporation Amended and Restated Long-Term Incentive Compensation Plan for Senior Officers (the "Long-Term Plan") and any plan cycle awards granted pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan (the "New Long-Term Plan") terminated as of the Effective Date. National City will pay Executive a single, lump-sum gross amount of $115,000.00 in lieu of any payments pursuant to the Long-Term Plan and any and all plan cycle awards under the New Long-Term Plan. Executive will not be recommended to participate in any future plan cycles of the New Long-Term Plan. This payment shall be made within 2 pay periods of the Effective Date.

7. For purposes of vesting and exercising any stock options granted to Executive pursuant to the New Long-Term Plan, National City Corporation 2001 Stock Option Plan, as amended and restated, the National City Corporation 1997 Stock Option Plan, as amended and restated, and the National City Corporation 1993 Stock Option Plan, as amended and restated, (collectively the "Stock Option Plans") Executive will be treated as being in the continuous employ of National City during his unpaid leave of absence and through the Salary Continuation Period, subject to approval by the Compensation and Organization Committee of the Board of Directors of National City Corporation of the unpaid leave of absence. Further, for purposes of vesting and exercising any stock options granted to Executive pursuant to the plans identified in this paragraph, Executive's separation of employment will be treated as a "negotiated termination", as that term is used in the stock option award agreements by and between Executive and National City and any unvested stock option awards held by Executive as of the Final Service Date pursuant to the subject Stock Option Plans shall fully vest and become exercisable as of such date.

8. For purposes of vesting of restricted stock granted to Executive pursuant to the New Long-Term Plan and the National City Corporation 1997 Restricted Stock Plan, as amended and restated, Executive will be treated as being an employee through the Salary Continuation Period.

9. National City shall continue to provide life insurance pursuant to the split dollar agreement, as amended, on the same terms as provided to similarly situated executives through the Separation Date. Executive's rights, if any, to policy conversion and the Corporation's right to premium recovery shall be resolved according to the terms of the split dollar life insurance agreement, as amended.

10. Subject to paragraph 31 herein, National City will pay for tax return preparation services provided to Executive by National City Private Client Group ("PCG") in connection with tax years 2005, 2006 and 2007. National City will pay for financial planning services provided to Executive by PCG in 2005 and 2006.

11. As of the Effective Date, Executive hereby agrees to the termination of the Severance Agreement, entered into by and between National City Corporation and Executive, dated December 18, 1995, as amended on November 24, 1997 and December 18, 2000.

12. All payments of base salary, other compensation, benefits and perquisites shall be made less withholding for all amounts that National City and/or its Affiliates (as hereinafter defined) are required to withhold and all amounts that Executive has authorized National City and/or its Affiliates to withhold.


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13.      Executive waives any and all rights and/or claims to any payment, benefit, program, perquisite, award or compensation that he is or may be entitled except as provided in paragraphs 2 through 10 and 15 of this agreement.

14. A. Executive hereby releases and waives any and all rights and claims that he may have against National City and/or its Affiliates arising out of his employment with National City and/or its Affiliates, the cessation of his active work hereunder, the termination of his employment hereunder, or any circumstances surrounding or statements made in connection with the cessation of his active work, or the termination of his employment. This agreement includes, but is not limited to, rights, benefits or claims under any federal, state, or local law concerning employment relationships or employment discrimination including rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., as amended.

         B. National City and/or its Affiliates hereby releases and waives any and all rights and claims that they may have against Executive arising out of and within the course and scope of his employment with National City and/or its Affiliates, the cessation of his active work hereunder, the termination of his employment hereunder, or any circumstances surrounding or statements made in connection with the cessation of his active work, or the termination of his employment. This agreement includes, but is not limited to, rights, benefits or claims under any federal, state, or local law.

15. This agreement does not include, and Executive does not waive any rights, benefits or claims that Executive may have a) under workers' compensation laws, b) pursuant to the indemnification provisions contained in the by-laws of National City and/or its Affiliates or c) as an additional insured under any director and officer policy that National City and/or its Affiliates maintain or have maintained.

16 Executive acknowledges and agrees that in the performance of his duties of employment Executive has acquired knowledge of National City's and/or its Affiliates' strategic plans, objectives and policies. Executive also acknowledges and agrees that trade secrets and Confidential Information of National City and/or its Affiliates, as defined in paragraph 18 of this agreement, gained by Executive during his employment with National City and/or its Affiliates, have been developed by National City and/or its Affiliates through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of National City and/or its Affiliates. Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of National City and/or its Affiliates' businesses that Executive not divert business or customers from National City and/or its Affiliates and that the Executive maintain the confidentiality and integrity of the Confidential Information. Executive agrees that he will not, from the date of this agreement through the Final Service Date (the "Business Protection Period"):

                           (a) directly or indirectly solicit, divert, entice or
                  take away any customers, clients, businesses, patronage or orders from any customers, clients or businesses with whom the Executive has had contact, involvement or responsibility during Executive's employment with National City and/or its Affiliates, or attempt to do so, on behalf of any person (including Executive), firm, association, or corporation for the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by National



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                  City and/or its Affiliates; provided, however, that the
                  foregoing is not intended to apply to the relationships that Executive has developed and maintained with respect to investment banking institutions and other relationships with other institutions in the context of strategic transactions in the financial services market,

                           (b) directly or indirectly solicit, divert, entice or
                  take away any potential customer identified, selected or targeted by National City and/or its Affiliates with whom the Executive has had contact, involvement or responsibility during Executive's employment with National City and/or its Affiliates, or attempt to do so, for the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by National City and/or its Affiliates, or

                           (c) accept or provide assistance in the accepting of
                  (including, but not limited to, providing any service, information, assistance or other facilitation or other involvement) business, patronage or orders from customers or any potential customers of National City and/or its Affiliates with whom Executive has had contact, involvement or responsibility on behalf of any person (including Executive), firm, association, or corporation, any third party or otherwise for Executive's benefit.

         Nothing contained in this paragraph 16 shall preclude Executive from accepting employment with a company, firm, or business that competes with National City and/or its Affiliates so long as the Executive's activities do not violate the provisions of this paragraph or any of the provisions of paragraphs 17 and 18 below.

17. Executive agrees that during the Business Protection Period he will not directly or indirectly solicit, induce, confer or discuss with any employee of National City and/or its Affiliates or attempt to solicit, induce confer or discuss with any employee of National City and/or its Affiliates the prospect of leaving the employ of National City and/or its Affiliates, termination of his or her employment with National City and/or its Affiliates, or the subject of employment by some other person or organization. Executive further agrees that during the Business Protection Period he will not directly or indirectly attempt to hire any employee of National City and/or its Affiliates. It is the intention of the parties that the foregoing is not intended to prevent the Executive's future employer from hiring any person who responds to generally advertised positions or to prevent a future employer from soliciting employees in any manner when such position would be unrelated to the function which Executive performs for such future employer, provided that Executive is not involved in such solicitation or hiring.

18. Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after the term of this agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment with National City and/or its Affiliates) any trade secrets or confidential business or technical information of National City and/or its Affiliates or their customers (the "Confidential Information"), without limitation as to when or how Executive may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to National City's customers or prospective customers, National City's and/or its Affiliates' customer list, contract


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         information including terms, pricing and services provided, information received as a result of customer contacts, National City's and/or its Affiliates' products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which National City and/or its Affiliates may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Executive in violation of this provision. Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive and whether compiled by the National City and/or its Affiliates and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by National City and/or its Affiliates to maintain the secrecy of such information, that such information is the sole property of National
         City and/or its Affiliates and that any retention and use of such information during or after the Executive's employment with National City and/or its Affiliates (except in the course of performing his duties of employment with National City and/or its Affiliates) shall constitute a misappropriation of National City's and/or its Affiliates' trade secrets; provided, however, that National City hereby waives any right to claim or allege a violation of this provision based on the theory of "inevitable disclosure" of Confidential Information where there has been no actual disclosure. Executive further agrees that, on or before the Separation Date he will return to National City and/or its Affiliates, in good condition, all property of National City and/or its Affiliates, including, without limitation, the Confidential Information other than as it relates to the personnel information of the Executive. In the event that said items are not so returned, National City and/or its Affiliates shall have the right to charge Executive for all reasonable damages, costs, attorney's fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. If the Executive is requested or required (either verbally or in writing) to disclose any Confidential Information, he shall promptly notify National City and/or its Affiliates of this request and he shall promptly provide National City with a copy of the written request or a description of any verbal request so that National City and/or its Affiliates may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Executive may furnish only that portion of the Confidential Information that he is legally required to disclose.

19. While the restrictions set forth herein are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions may fail for reasons unforeseen, and accordingly it is hereby agreed and declared that if any restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances, but would be valid if the geographical area or temporal extent were reduced in part, or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modification as may be necessary to make it valid.

20. Executive acknowledges that Executive's obligations under this agreement are reasonable in the context of the nature of National City and/or its Affiliates' businesses and that competitive injuries likely to be sustained by National City and/or its Affiliates if Executive violated such obligations. Executive further acknowledges that this agreement is made in consideration of, and is adequately supported by the payments made hereunder, which Executive acknowledges constitutes new and good, valuable and sufficient consideration.


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21.      During the Business Protection Period Executive agrees to communicate the contents of this agreement to any person, firm, association, or corporation that Executive intends to be employed by, associated with, or represent.

22. Executive acknowledges and agrees that any remedy at law available to National City and/or its Affiliates for breach of any of his obligations under this agreement would be inadequate, and therefore agrees and consents that, in addition to any other rights or remedies that National City and/or its Affiliates may have at law or in equity, temporary, preliminary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in paragraphs 16 through 18 of this agreement, without the necessity of proof of irreparable harm.

23. Executive agrees that both (i) the continued pay and benefits to be provided to Executive pursuant to this agreement and (ii) the Salary Continuation Period shall terminate immediately upon his breach of this agreement.

24. Executive acknowledges that he has been advised to consult an attorney and represents that he has consulted an attorney prior to executing this agreement. Executive acknowledges that he has been given a period of twenty-one (21) days, commencing October 7, 2005, to consider this agreement and the benefits he will be receiving prior to signing it.

25. Executive understands that he has seven (7) days after he signs this agreement to revoke it, and that National City and/or its Affiliates cannot enforce this agreement until the seven (7) days have passed and Executive has not revoked it. Executive's pay and benefits under this agreement may be delayed until the seven (7) days have passed and Executive has not revoked this agreement.

26. Executive and National City and/or its Affiliates agree to make no statements, whether written or oral, nor take any action that would result in the injury or impairment of the reputation or goodwill of the other party.

27. As of the Effective Date, the Executive hereby resigns all officer titles, positions and director positions he may hold with National City and/or its Affiliates.

28. For purposes of this agreement, the term "National City and/or its Affiliates" means National City, its subsidiaries and affiliates, and their current and former officers, directors, and employees.

29. The release and waiver of all rights, benefits and claims covered by this agreement applies to Executive and his estate.

30. Executive acknowledges that he has completely read, fully understands, and voluntarily signed this agreement.

31. Executive agrees that National City shall have the right to delay the payment, or limit the form of payment, of any amount under this agreement, or any plan referenced herein, to the extent that National City, in good faith, determines that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Internal Revenue Code and regulations promulgated hereunder. Further, Executive understands that any participation in any qualified retirement plan maintained by National City, including but not limited to the Savings and Investment Plan, is



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         subject to the limitation and restrictions set forth in the Internal
         Revenue Code of 1986, as amended, and regulations promulgated thereunder.

32. This agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. Executive agrees that any action, claim, counterclaim, cross claim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise at any time arising out of or relating to this agreement including, but not limited to, the administration, enforcement, or negotiation of this agreement, or the performance of any obligations in respect of this agreement (each such action, claim, counterclaim, cross claim, proceeding, or suit, an "Action") shall be brought exclusively in a federal court or state court located in the city of Cleveland, Ohio. Each of the parties hereby unconditionally hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

33. This agreement contains the entire understanding of the parties with respect to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This agreement binds and benefits the parties and their successors, heirs, beneficiaries and assigns. This agreement may not be altered, modified, or amended except by written instrument signed by each party.




         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 31st day of October, 2005.

         National City Corporation
         ("National City")


         By: /s/ Jon N. Couture                       /s/ J. Armando Ramirez
             -----------------------                  ----------------------
             Jon N. Couture                           J. Armando Ramirez
             Senior Vice President                    ("Executive")







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